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                                                                   EXHIBIT 23(D)
                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated February 14, 1996 on the consolidated balance sheets of New Dimensions In Medicine, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and December 31, 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and for the ten-week period ended December 31, 1994 and our report dated February 24, 1995 on the consolidated balance sheets of NDM Acquisition Corp. (a Minnesota corporation and a wholly owned subsidiary of MEI Diversified Inc.) and subsidiaries as of October 14, 1994 and December 31, 1993 and 1992 and the related consolidated statements of operations, stockholder's equity and cash flows for the period ended October 14, 1994 and the years ended December 31, 1993 and 1992, incorporated by reference in this registration statement. We also consent to the references to us under the heading "Experts" in the Prospectus.

                                         ARTHUR ANDERSEN LLP
Cincinnati, Ohio
March 12, 1996